Exhibit 99.2

LOTTERIE NAZIONALI S.r.l.

LOTTERIE NAZIONALI S.r.l.
STATEMENTS OF FINANCIAL POSITION
December 31, 2012 and 2011
(In thousands of Euro)

		December 31,
	Notes	2012	2011
ASSETS
Non-current assets
Equipment, net	3	8,008	12,986
Intangible assets, net	4	602,296	690,178
Deferred income taxes	15	3,360	2,944
Total non-current assets		613,664	706,108

Current assets
Inventories	5	14,462	11,738
Trade and other receivables	6	303,253	179,087
Current financial assets from parent company	17/18	55,081	126,871
Foreign currency forward contracts	18	—	2,437
Other current assets		—	78
Income taxes receivable	7	4,211	—
Cash and cash equivalents	8	16	15
Total current assets		377,023	320,226
Non-current assets classified as held for sale	3	3,349	—
TOTAL ASSETS		994,036	1,026,334

EQUITY AND LIABILITIES
Equity
Issued capital	9	31,000	31,000
Legal reserve		6,200	6,200
Share premium reserve		617,680	696,931
Cash flow hedge reserve		(745)	1,507
Retained earnings, including net income for the period		68,691	66,682
Total equity		722,826	802,320

Current liabilities
Accounts payable	10	262,780	187,120
Foreign currency forward contracts		1,317	—
Current financial payables to parent company	17/18	83	166
Other current liabilities	11	7,030	6,815
Income taxes payable		—	29,913
Total current liabilities		271,210	224,014

TOTAL EQUITY AND LIABILITIES		994,036	1,026,334

LOTTERIE NAZIONALI S.r.l.
STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31, 2012, 2011 and 2010
(In thousands of Euro)

		For the year ended December 31,
	Notes	2012	2011	2010 (unaudited)

Service revenues	12	380,868	395,934	92,601
Other revenue		1,301	1,129	204
Total Revenue		382,169	397,063	92,805

Cost of tickets	17	56,883	58,038	15,129
Service costs	13	121,591	118,650	27,757
Depreciation, amortization and write-downs		94,931	102,314	23,474
Other operating costs		321	8,548	489
Total Costs		273,726	287,550	66,849

Operating Income		108,443	109,513	25,956

Financial income	14	839	2,880	807
Financial expenses	14	(6,958)	(11,154)	(2,853)

Net income before income tax	15	102,324	101,239	23,910

Income tax expense	15	33,633	34,557	7,974
Net income for the year		68,691	66,682	15,936

Other comprehensive income:
Components of other comprehensive income	18	(3,107)	2,079	—
Income tax relating to components of other comprehensive income		855	(572)	—

Other comprehensive income for the year, net of tax		(2,252)	1,507	—

Total comprehensive income for the year		66,439	68,189	15,936

LOTTERIE NAZIONALI S.r.l.
STATEMENTS OF CHANGES IN EQUITY
Years ended December 31, 2012, 2011 and 2010
(In thousands of Euro)

For the year ended December 31, 2012	Issued Capital	Legal Reserve	Share Premium Reserve	Cash Flow Hedge Reserve	Retained Earnings	Total

Balance at January 1, 2012	31,000	6,200	696,931	1,507	66,682	802,320
Net income for the year	—	—	—	—	68,691	68,691
Components of other comprehensive income	—	—	—	(1,507)	—	(1,507)
Other comprehensive income/(loss)	—	—	—	(745)	—	(745)
Total comprehensive income/(loss)	—	—	—	(2,252)	68,691	66,439
Share Premium Distribution	—	—	(79,251)	—	—	(79,251)
Dividend distribution	—	—	—	—	(66,682)	(66,682)
Balance at December 31, 2012	31,000	6,200	617,680	(745)	68,691	722,826

For the year ended December 31, 2011	Issued Capital	Legal Reserve	Share Premium Reserve	Cash Flow Hedge Reserve	Retained Earnings	Total

Balance at January 1, 2011	31,000	—	769,000	—	15,936	815,936
Net income for the year	—	—	—	—	66,682	66,682
Other comprehensive income/(loss)	—	—	—	1,507	—	1,507
Total comprehensive income/(loss)	—	—	—	1,507	66,682	68,189
Appropriation of 2010 income in accordance with Italian Law	—	797	—	—	(797)
Share Premium Allocation	—	5,403	(5,403)	—	—
Share Premium Distribution	—	—	(66,666)	—	—	(66,666)
Dividend distribution	—	—	—	—	(15,139)	(15,139)
Balance at December 31, 2011	31,000	6,200	696,931	1,507	66,682	802,320

For the year ended December 31, 2010 (unaudited)	Issued Capital	Legal Reserve	Share Premium Reserve	Cash Flow Hedge Reserve	Retained Earnings	Total

Balance at May 13, 2010	10	—	—	—	—	10
Net income for the year	—	—	—	—	15,936	15,936
Other comprehensive income/(loss)	—	—	—	—	—	—
Total comprehensive income/(loss)	—	—	—	—	15,936	15,936
Capital increase	30,990	—	769,000	—	—	799,990
Dividend distribution	—	—	—	—	—	—
Balance at December 31, 2010	31,000	—	769,000	—	15,936	815,936

LOTTERIE NAZIONALI S.r.l.
CASH FLOW STATEMENTS
Years ended December 31, 2012, 2011 and 2010
(In thousands of Euro)

		Years Ended December 31,
	Notes	2012	2011	2010
				(unaudited)
Operating activities
Profit before income tax	15	102,324	101,239	23,910
Adjustments to reconcile profit before income tax to net cash flow
Depreciation	3	2,200	1,608	293
Intangible asset amortization	4	89,564	89,505	22,629
Interest income	18	(8)	(9)	(454)
Interest on intercompany loan	18	(277)	(815)	(116)
Total accrued interest income		(285)	(824)	(570)
Bank interest charges and commissions	18	27	46	11
Other intercompany interest expense	18	194	360	45
Interest expense on Factoring of trade receivables	18	6,051	9,412	2,076
Interest expense to AAMS and other interest expense	18	285	797	90
Total accrued interest expense		6,557	10,615	2,222
Other non-monetary items:
Unrealized foreign exchange (gains)/losses, net		(255)	313	413
Unrealized exchange (gains)/losses on derivatives, net	18	(223)	(621)	—
Realized exchange (gains)/loss on derivatives, net		(166)	(423)	—
Realized foreign exchange (gains)/losses, net		(285)	(787)	(18)
Total non-monetary items		199,431	200,625	48,879
Income taxes paid		(67,319)	(16,029)	—
Cash flows before changes in working capital		132,112	184,596	48,879
Change in net working capital:
Inventories		(2,724)	2,993	(14,731)
Foreign currency forward contracts		3,754	(2,437)	—
Trade and other receivables:
- Trade and other receivables		(3,114)	4,376	(34,983)
- Receivables from PoS (retailers)		(112,169)	34,324	(169,853)
- Related party receivables		(8,883)	(7,852)	(7,665)
Accounts payable:
- Payables to AAMS		75,440	5,871	312,258
- Payables to others		(6,248)	(184,017)	3,846
- Payables to suppliers including related parties		8,516	(103,535)	155,899
Income taxes receivables		78	(107)	—
Other tax receivables		(4,211)	—	—
VAT payables, taxes other than income taxes and other liabilities		123	4,477	2,338
Cash flows from operating activities		82,674	(61,311)	295,988
Investing activities:
Purchase of equipment	3	(571)	(8,501)	(6,524)
Transfers of equipment	3	—	138	—
S&W concession	4	—	—	(800,000)
Purchase of intangible assets		(1,696)	(849)	(1,586)
Transfers/disposals of intangible assets	4	14	122	—
Interest received
Cash flows from investing activities		(2,253)	(9,090)	(808,110)
Financing activities
Capital and share premium reserve increase		—	—	800,000

Interest paid		(312)	(843)	(101)
Interest received		8	9	455
Dividends paid		(66,682)	(15,139)	—
Share premium reserve distribution		(79,251)	(66,666)	—
Net change in financial receivables from/payables to parent company		71,868	162,141	(285,830)
Interest expense paid on Factoring of trade receivables		(6,051)	(9,412)	(2,076)
Cash flows from financing activities		(80,420)	70,090	512,448
Net increase (decrease) in cash and cash equivalents		1	(311)	326
Cash and cash equivalents at the beginning of the period		15	326	—
Cash and cash equivalents at the end of the period	8	16	15	326

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

1. Corporate information

Lotterie Nazionali S.r.l. (hereinafter “LN” or “the Company”) is a company established in May 2010 and organized under the laws of the Republic of Italy. The head office of the Company is located in Rome, Italy.

The Company's operations are entirely in the Republic of Italy. In the month of August 2010, the Italian Ministry of Economy and Finances granted to LN the exclusive concession to operate various national Traditional and Instant lotteries, including “Scratch and Win” (“S&W”) instant games. The concession granted to LN by the Ministry entity Amministrazione Autonoma dei Monopoli di Stato (hereinafter “AAMS”) has a nine year duration with respect to Traditional and Instant Lotteries which are available through various vendors located throughout Italy, mainly at tobacco shops, cafès, bars, motorway restaurants and newspaper stands (collectively, “Points of Sale” or “PoS”).

The Company's deed of association assigns to all of its shareholders specific roles in the Company's business activities as follows:

•
Lottomatica Group S.p.A., directly and indirectly through Scratch & Win Holding S.p.A., (the parent of the Company and formerly Lottomatica S.p.A.): its role includes the design and coordination of the Company's overall operations including management of the marketing and accounting functions, collection of wagers from Points of Sales, administration of periodic drawings, and procurement of software and hardware for Points of Sale;

•	Scientific Games International: its role includes design and production of instant lottery tickets;

•	Arianna 2001 S.p.A.: its role includes serving as the secure depository and manager of the instant lottery tickets inventory;

•	Servizi Base 2001 S.p.A.: its role includes management of the instant lottery ticket distribution to the Points of Sale.

2.1 Basis of preparation

The financial statements have been prepared on a historical cost basis, except as disclosed in the accounting policies below for certain derivative financial instruments which are measured at fair value. The financial statements are presented in thousands of Euro unless otherwise indicated.

The financial statements of the Company as of December 31, 2012 and for the year then ended were approved for issuance by the Board of Directors in accordance with a resolution dated February 22, 2013.

Statement of Compliance
The financial statements of LN have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

2.2 Changes in accounting policy

The accounting policies adopted are consistent with those of the previous financial year except as follows.

The Company has adopted the following new and amended IFRS and International Financial Reporting Interpretations Committee (“IFRIC”) interpretations during the year effective as of January 1, 2012. Adoption of these new and amended standards and interpretations did not have any effect on the financial position, performance or cash flows of the Company.

•	IAS 12 Income Taxes (Amendment) - Deferred Taxes: Recovery of Underlying Assets;

•	IFRS 1 First-Time Adoption of International Financial Reporting Standards (Amendment) - Severe

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

Hyperinflation and Removal of Fixed Dates for First-Time Adopters

•	IFRS 7 Financial Instruments - Enhanced Derecognition Disclosure Requirements;

•	Improvements to IFRSs (May 2012).

The principal effects of these changes are as follows:

IAS 12 Income Taxes (Amendment) - Deferred Taxes: Recovery of Underlying Assets
The amendment clarified the determination of deferred tax on investment property measured at fair value and introduces a rebuttable presumption that deferred tax on investment property measured using the fair value model in IAS 40 should be determined on the basis that its carrying amount will be recovered through sale. It includes the requirement that deferred tax on non-depreciable assets that are measured using the revaluation model in IAS 16 should always be measured on a sale basis. The amendment is effective for annual periods beginning on or after 1 January 2012 and has been no effect on the Company's financial position, performance or its disclosures.

IFRS 1 First-Time Adoption of International Financial Reporting Standards (Amendment) - Severe
Hyperinflation and Removal of Fixed Dates for First-Time Adopters
The IASB provided guidance on how an entity should resume presenting IFRS financial statements when its functional currency ceases to be subject to hyperinflation. The amendment is effective for annual periods beginning on or after 1 July 2011. The amendment had no impact to the Company.

IFRS 7 Financial Instruments: Disclosures - Enhanced Derecognition Disclosure Requirements
The amendment requires additional disclosure about financial assets that have been transferred but not derecognised to enable the user of the Company's financial statements to understand the relationship with those assets that have not been derecognised and their associated liabilities. In addition, the amendment requires disclosures about the entity's continuing involvement in derecognised assets to enable the users to evaluate the nature of, and risks associated with, such involvement. The amendment is effective for annual periods beginning on or after 1 July 2011. The Company does not have any assets with these characteristics so there has been no effect on the presentation of its financial statements.

2.3 International Financial Reporting Standards to be adopted in 2013 and later

The IASB and IFRIC issued additional standards and interpretations which are effective for periods starting after the date of these financial statements and therefore have yet to be adopted by LN as described below.

IAS 1 Financial Statement Presentation - Presentation of Items of Other Comprehensive Income
Items that could be reclassified (or 'recycled') to profit or loss at a future point in time (for example, net gain on hedge of net investment, exchange differences on translation of foreign operations, net movement on cash flow hedges and net loss or gain on available-for-sale financial assets) would be presented separately from items that will never be reclassified (for example, actuarial gains and losses on defined benefit plans and revaluation of land and buildings). The amendment does not affect presentation and has no impact on the Company's financial position or performance. The amendment becomes effective for annual periods beginning on or after 1 July 2012, and will therefore be applied in the Company's first annual report after becoming effective.

IAS 19 Employee Benefits (Amendment)
The IASB has issued numerous amendments to IAS 19. These range from fundamental changes such as removing the corridor mechanism and the concept of expected returns on plan assets to simple clarifications and re-wording. As the Company has no personnel, the changes do not affect presentation and have no impact on the Company's financial position or performance. The amendment becomes effective for annual periods beginning on or after 1 January 2013.

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

IAS 28 Investments in Associates and Joint Ventures (as revised in 2011)
The amendment becomes effective for annual periods beginning on or after January 1, 2013. As a consequence of the new IFRS 11 and IFRS 12. IAS 28 has been renamed IAS 28 Investments in Associates and Joint Ventures, and describes the application of the equity method to investments in joint ventures in addition to associates. The Company does not have investments in associates and joint ventures, as such the adoption of this standard is not expected to impact the financial position, performance or cash flows of the Company. The amendment becomes effective for annual periods beginning on or after January 1, 2013.

IAS 32 Offsetting Financial Assets and Financial Liabilities - Amendments to IAS 32
These amendments clarify the meaning of “currently has a legally enforceable right to set-off”. The amendments also clarify the application of the IAS 32 offsetting criteria to settlement systems (such as central clearing house systems) which apply gross settlement mechanisms that are not simultaneous. These amendments are not expected to impact the Company's financial position or performance and become effective for annual periods beginning on or after 1 January 2014.

IFRS 1 Government Loans - Amendments to IFRS 1
These amendments require first-time adopters to apply the requirements of IAS 20 Accounting for Government Grants and Disclosure of Government Assistance, prospectively to government loans existing at the date of transition to IFRS. Entities may choose to apply the requirements of IFRS 9 (or IAS 39, as applicable) and IAS 20 to government loans retrospectively if the information needed to do so had been obtained at the time of initially accounting for that loan. The exception would give first-time adopters relief from retrospective measurement of government loans with a below-market rate of interest. The amendment is effective for annual periods on or after 1 January 2013. The amendment has no impact on the Company.

IFRS 7 Disclosures - Offsetting Financial Assets and Financial Liabilities - Amendments to IFRS 7
These amendments require an entity to disclose information about rights to set-off and related arrangements (e.g., collateral agreements). The disclosures would provide users with information that is useful in evaluating the effect of netting arrangements on an entity's financial position. The new disclosures are required for all recognised financial instruments that are set off in accordance with IAS 32 Financial Instruments: Presentation. The disclosures also apply to recognised financial instruments that are subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are set off in accordance with IAS 32. These amendments will not impact the Company's financial position or performance and become effective for annual periods beginning on or after 1 January 2013.

IFRS 9 Financial Instruments: Classification and Measurement
IFRS 9 as issued reflects the first phase of the IASBs work on the replacement of IAS 39 and applies to classification and measurement of financial assets and financial liabilities as defined in IAS 39. The standard was initially effective for annual periods beginning on or after 1 January 2013, but Amendments to IFRS 9
Mandatory Effective Date of IFRS 9 and Transition Disclosures, issued in December 2011, moved the mandatory effective date to 1 January 2015. In subsequent phases, the IASB will address hedge accounting and impairment of financial assets. The adoption of the first phase of IFRS 9 is not expected to have an effect on the classification and measurement of the Company's financial assets and liabilities. The Company will quantify the effect in conjunction with the other phases, when issued, to present a comprehensive picture.

IFRS 10 Consolidated Financial Statements
IFRS 10 replaces the portion of IAS 27 Consolidated and Separate Financial Statements that addresses the accounting for consolidated financial statements. It also addresses the issues raised in SIC-12 Consolidation - Special Purpose Entities.
IFRS 10 establishes a single control model that applies to all entities including special purpose entities.
The Company does not present consolidated financial statements, as such the adoption of this standard is not expected to impact the financial position, performance or cash flows of the Company.
This standard becomes effective for annual periods beginning on or after 1 January 2013

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

IFRS 11 Joint Arrangements
This standard becomes effective for annual periods beginning on or after January 1, 2013. IFRS 11 replaces IAS 31 Interests in Joint Ventures and SIC-13 Jointly-controlled Entities - Non-monetary Contributions by Venturers. IFRS 11 removes the option to account for jointly controlled entities (JCEs) using proportionate consolidation. Instead, JCEs that meet the definition of a joint venture must be accounted for using the equity method. The Company does not have JCEs, as such the adoption of this standard is not expected to impact the financial position, performance or cash flows of the Company. The amendment becomes effective for annual periods beginning on or after January 1, 2013.

IFRS 12 Disclosure of Involvement with Other Entities
This standard becomes effective for annual periods beginning on or after January 1, 2013. IFRS 12 includes all of the disclosures that were previously in IAS 27 related to consolidated financial statements, as well as all of the disclosures that were previously included in IAS 31 and IAS 28. These disclosures relate to an entity's interests in subsidiaries, joint arrangements, associates and structured entities. A number of new disclosures are also required. The adoption of this standard is not expected to impact the financial position, performance or cash flows of the Company.

IFRS 13 Fair Value Measurement
This standard becomes effective for annual periods beginning on or after January 1, 2013. IFRS 13 establishes a single source of guidance under IFRS for all fair value measurements. IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under IFRS when fair value is required or permitted. The adoption of this standard is not expected to impact the financial position, performance or cash flows of the Company.

Improvements to IFRSs
In May 2012, the IASB issued its third omnibus of amendments to its standards, primarily with a view to removing inconsistencies and clarifying wording. There are separate transitional provisions for each standard. The amendments made can result in accounting changes for presentation, recognition and measurement. The adoption of such amendments resulted in changes to accounting policies but had no effect on the financial position, performance or cash flows of the Company.

•
IFRS 1 First-time Adoption of International Financial Reporting Standards. This improvement clarifies that an entity that stopped applying IFRS in the past and chooses, or is required, to apply IFRS, has the option to re-apply IFRS 1. If IFRS 1 is not re-applied, an entity must retrospectively restate its financial statements as if it had never stopped applying IFRS.

•
IAS 1 Presentation of Financial Statements. This improvement clarifies the difference between voluntary additional comparative information and the minimum required comparative information. Generally, the minimum required comparative information is theprevious period.

•	IAS 16 Property Plant and Equipment. This improvement clarifies that major spare parts and servicing equipment that meet the definition of property, plant and equipment are not inventory.

•	IAS 32 Financial Instruments, Presentation. This improvement clarifies that income taxes arising from distributions to equity holders are accounted for in accordance with IAS 12 Income Taxes.

•
IAS 34 Interim Financial Reporting. The amendment aligns the disclosure requirements for total segment assets with total segment liabilities in interim financial statements. This clarification also ensures that interim disclosures are aligned with annual disclosures.

These improvements are effective for annual periods beginning on or after 1 January 2013.

2.4 Significant accounting judgments, estimates and assumptions

The preparation of the Company's financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the reporting date. However, uncertainty about these assumptions and estimates could result

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future.

Estimates and assumptions
The key assumptions concerning the future and other key sources of estimation uncertainty at the statement of financial position date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Deferred Tax Assets
Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available in the future. Significant management judgment is required to determine the amount of deferred tax assets that can be realized, based upon the likely timing and level of future taxable profits together with future tax planning strategies.

Inventories
Inventories are measured by taking into account write-downs to certain categories of tickets that are no longer salable to points of sale as of result of either AAMS decisions or management's assessment regarding the marketability of these tickets in future years.

Trade receivables
Trade receivables recoverability is assessed by taking into account the risk of default, the aging and historical losses on receivables recognized for similar types of accounts.

2.5 Summary of significant accounting policies

2011 reclassification:
Trade and other receivables/Current financial assets from parent company
Starting from January 1, 2012, in order to better reflect the nature of some routine transactions, the company reclassified certain amounts previously classified and disclosed as current financial assets from the parent company as trade receivables.
The 2011 presentation and disclosure of such amounts have been reclassified accordingly.

Deferred income taxes
Starting from January 1, 2012, the company offset its deferred income taxes.
The 2011 presentation and disclosure of such amounts have been reclassified accordingly. There was no impact to the 2011 statement of comprehensive income as a result of this reclassification.

Foreign currency translation
Transactions in foreign currencies are initially recorded at the functional currency spot rate at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange at the reporting date. All differences are taken to profit or loss.

Non monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions.

Equipment, net
Equipment is stated at cost less accumulated depreciation and/or impairment losses.. Cost includes ancillary costs directly attributable to bringing the asset into operating condition. Depreciation is calculated on straight-line basis over the estimated useful life of the assets as follows:

Terminals and communication equipment     5 to 7 years
Machinery and equipment     4 years
Furniture and fittings     8 to 9 years

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

The carrying values of systems and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying values may not be recoverable.

All repairs and maintenance costs are recognised in profit or loss as incurred.

A unit of equipment is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss in the year the asset is derecognised.

Intangible assets, net
Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The estimated useful lives are as follows:

Software     3 years
Licenses     3 years
S&W Concession 9 years
Others 2 to 5 years
The amortization period and the amortization method for an intangible asset with a finite useful life is reviewed at least annually at year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and treated as changes in accounting estimates. The amortization expense for intangible assets with finite lives is recognized in the income statement within the caption “Depreciation, amortization and write-downs”.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in profit or loss when the asset is derecognized.

Impairment of non-financial assets
The Company assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Company makes an estimate of the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or cash-generating unit's fair value less costs to sell and its value in use, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows take into account the risks specific to the asset and are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount of the asset is estimated. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset's recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. That increase is a reversal of an impairment loss. The increased carrying amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in profit or loss. After such a reversal, the depreciation charge is adjusted in future periods to allocate the asset's revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.
At year end no impairment indicator were noted.

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

Inventories
Inventories are measured at the lower of cost or net realizable value. Cost is determined on a specific identification basis.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs necessary to make the sale.

Financial assets
Financial assets within the scope of IAS 39 are classified as financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets, as appropriate. The Company only has financial assets classified as loans and receivables and fair value through profit and loss. When financial assets are recognized initially on the trade date, they are measured at fair value, plus, in the case of investments not recognized at fair value through profit or loss, directly attributable transaction costs.

The Company determines the classification of its financial assets on initial recognition.

Trade receivables and other receivables
Trade accounts receivable are subsequently measured at amortized cost less impairment. Impairment provisions or allowances for doubtful accounts are generally recorded when there is objective evidence that the Company will not be able to collect the related receivables. Bad debts are written off when identified.

Short-term receivables are not discounted because the effect of discounting cash flows is immaterial.

Cash and cash equivalents
Cash and cash equivalents in the balance sheet are comprised of cash at banks and on hand and short-term, highly liquid investments with an original maturity of three months or less at the date of purchase.

Non-current assets held for sale and discontinued operations
The Company classifies non-current assets and disposal groups as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. Non-current assets and disposal groups classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell. The criteria for held for sale classification is regarded as met only when the sale is highly probable and the asset or disposal group is available for immediate sale in its present condition. Management must be committed to the sale, which should be Financial liabilities.

Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as profit or loss after tax from discontinued operations in the income statement. Property, plant and equipment and intangible assets are not depreciated or amortised once classified as held for sale.

Financial liabilities at amortized cost
All loans and borrowings and trade accounts payable are initially recognized at fair value less directly attributable transaction costs. After initial recognition, interest bearing loans and borrowings are subsequently measured at amortized cost using the effective interest method. Short-term payables are not discounted because the effect of discounting cash flows is immaterial.

Financial liabilities at fair value through profit or loss
Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. Derivatives are classified as held for trading unless they are designated as effective hedging instruments.

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

Gains or losses on liabilities held for trading are recognized in profit or loss.

Derivative financial instruments and hedging
The Company uses derivative financial instruments such as foreign currency forward contracts to mitigate the risks associated with foreign currency related to the purchase of lottery tickets. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as financial assets when the fair value is in a gain position and as financial liabilities when the fair value is in a loss position.

Any gains or losses arising from changes in fair value on derivatives are taken directly to the income statement, except for the effective portion of cash flow hedges which is recognized in other comprehensive income. The fair value of such foreign currency forward contracts is calculated by reference to current forward exchange rates for contracts with similar maturity profiles.

For the purpose of hedge accounting, the Company's derivatives are classified as cash flow hedges, when hedging exposure to variability in cash flows that is either attributable to a particular risk associated with a highly probable forecast transaction or the foreign currency risk in an unrecognized firm commitment. At the inception of a hedge relationship, the Company formally designates and documents the hedge relationship to which it wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The documentation includes identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged and how the entity will assess the effectiveness of changes in the hedging instrument's fair value in offsetting the exposure to changes in the hedged item's fair value or cash flows attributable to the hedged risk. Such hedges are expected to be highly effective in achieving offsetting changes in cash flows and are assessed on an ongoing basis to determine that they actually have been highly effective throughout the financial reporting periods for which they were designated.

Derivatives which meet the strict criteria for cash flow hedge accounting are accounted for as follows. The effective portion of the gain or loss on the hedging instrument is recognized directly as other comprehensive income in the net unrealized gain/(loss) reserve, while any ineffective portion is recognized immediately in profit or loss. Amounts recognized as other comprehensive income are transferred to profit or loss when the hedged transaction affects profit or loss, such as when the forecast transaction occurs. Where the hedged item is the cost of a non-financial asset or non-financial liability, the amounts recognized as other comprehensive income are transferred to the initial carrying amount of the non-financial asset or liability. If the forecast transaction or firm commitment is no longer expected to occur, the cumulative gain or loss previously recognized in equity is transferred to the income statement. If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its designation as a hedge is revoked, any cumulative gain or loss previously recognized in other comprehensive income remains in other comprehensive income until the forecast transaction or firm commitment affects income or loss.

Derecognition of financial assets and liabilities

Financial assets
A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognized when:

•	the rights to receive cash flows from the asset have expired;

•	the Company retains the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a 'pass through' arrangement; or

•
the Company has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Financial liabilities
A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires.

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

Provisions
Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Whenever the Company expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the income statement net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a borrowing cost.

Revenue recognition
Revenues are recognized to the extent that it is probable the economic benefits associated with the transaction will flow to the Company and the amount of revenue can be reliably measured. Revenues are measured at the fair value of the consideration received, excluding discounts and taxes. Specific recognition criteria must also be met before revenue is recognized as discussed below.

The Company's revenues derive from operating contracts. Under operating contracts, the Company manages all of the activities along the lottery value chain including collecting wagers, paying out prizes, managing all accounting and other back-office functions, running advertising and promotions, operating data transmission networks and processing centers, training staff, providing retailers with assistance and supplying materials for the game. The operating contracts generally provide for a variable amount of monthly service fees received through AAMS based on a percentage of instant and traditional lottery's total wagers. Fees earned under operating contracts are recognized as revenue in the period earned and are classified as Service Revenue in the statement of comprehensive income when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists, which is typically when a customer contract has been signed;

•	Services have been rendered;

•	The fee is deemed to be fixed or determinable and free of contingencies or significant uncertainties; and

•	Collectability is reasonably assured.

Interest income and interest expense
Interest income and interest expense are recognized as interest accrues (using the effective interest rate, which is the rate that exactly discounts estimated future cash receipts or payments through the expected life of the financial instrument to the net carrying amount of the financial assets or liabilities).

Income taxes

Current income tax
Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the statement of financial position date.

Deferred income tax
Deferred income tax is provided using the liability method on temporary differences at the statement of financial position date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences.

Deferred income tax assets are recognized for all deductible temporary differences, carry-forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry-forward of unused tax credits and unused tax losses, can be utilized.

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at each statement of financial position date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the statement of financial position date.

Income tax relating to items recognized directly in equity is recognized in equity and not in the statement of comprehensive income.

3. Equipment, net

Equipment, net include “Freely distributed assets” (“FDA”), which are defined as those tangible assets originally determined to be transferred free of charge to the Ministry of Finance at the expiration of the concession agreement. These assets primarily relate to the Company's equipment in use by third parties (points of sale) to carry out activities related to Instant and Traditional lotteries. On January 2013, the company signed an agreement to sell certain equipment whose net book value equals to euro 3.3M. This amount has been classified in the non current asset classified as held for sale.

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

Balance at December 31, 2012	Leasehold Improvements	Furniture and Equipment	Other Assets	Contract in Progress	Freely Distributed Assets	Total
Gross

Balance at January 1, 2012	230	15,018	366	1,817	6,709	24,140
Additions	—	17	—	554	—	571
Disposal	—	(364)	—	—	(919)	(1,283)
Transfers	—	996	—	(1,476)	480	—
Transfers to Non Current Assets classified as held for sale	—	(7,862)	—	(217)	—	(8,079)
Balance at December 31, 2012	230	7,805	366	678	6,270	15,349

Accumulated depreciation

Balance at January 1, 2012	(230)	(8,916)	(150)	—	(1,858)	(11,154)
Depreciation charge for the year	—	(1,478)	(41)	—	(681)	(2,200)
Disposal	—	364	—	—	919	1,283
Transfers to Non Current Assets classified as held for sale	—	4,730	—	—	—	4,730
Balance at December 31, 2012	(230)	(5,300)	(191)	—	(1,620)	(7,341)

Net book value

Balance at December 31, 2012	—	2,505	175	678	4,650	8,008

Net book value

Transfer to Non Current Assets classified as held for sale, Balance at December 31, 2012	—	(3,132)	—	(217)	—	(3,349)

Balance at December 31, 2011	Leasehold Improvements	Furniture and Equipment	Other Assets	Contract in Progress	Freely Distributed Assets	Total
Gross

Balance at January 1, 2011 (unaudited)	230	10,485	151	2,680	2,231	15,777
Additions	—	537	215	2,425	5,324	8,501
Disposal	—	—	—	—	(138)	(138)
Transfers	—	3,996	—	(3,288)	(708)	—
Balance at December 31, 2011	230	15,018	366	1,817	6,709	24,140

Accumulated depreciation

Balance at January 1, 2011 (unaudited)	(230)	(7,558)	(117)	—	(1,641)	(9,546)
Depreciation charge for the year	—	(1,200)	(33)	—	(375)	(1,608)
Transfers	—	(158)	—	—	158	—
Balance at December 31, 2011	(230)	(8,916)	(150)	—	(1,858)	(11,154)

Net book value

Balance at December 31, 2011	—	6,102	216	1,817	4,851	12,986

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

4. Intangible assets, net

Intangible assets are mainly comprised of the upfront fee paid in 2010 for the S&W concession, which is being amortized over its nine years useful life (i.e. the concession agreement duration period) starting October 2010 and the balance relation to certain computer software and licenses to operate such software that are being amortized on a straight-line basis over their estimated useful lives which do not exceed the expiration date of the concession agreement.

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

Balance at December 31, 2012	Software	Licenses	SW Concession	Contract in Progress	Total
Gross

Balance at January 1, 2012	6,339	1,101	800,062	—	807,502
Additions	1	40	—	1,655	1,696
Disposal	(14)	—	—	—	(14)
Transfers	1,655	—	—	(1,655)	—
Balance at December 31, 2012	7,981	1,141	800,062	—	809,184

Accumulated depreciation

Balance at January 1, 2012	(5,271)	(937)	(111,116)	—	(117,324)
Amortization for the year	(654)	(14)	(88,896)	—	(89,564)
Disposal	—	—	—	—	—
Balance at December 31, 2012	(5,925)	(951)	(200,012)	—	(206,888)

Net book value

Balance at December 31, 2012	2,056	190	600,050	—	602,296

Balance at December 31, 2011	Software	Licenses	SW Concession	Contract in Progress	Total
Gross

Balance at January 1, 2011 (unaudited)	5,684	1,091	800,000	—	806,775
Additions	55	10	62	722	849
Disposal	(122)	—	—	—	(122)
Transfers	722	—	—	(722)	—
Balance at December 31, 2011	6,339	1,101	800,062	—	807,502

Accumulated depreciation

Balance at January 1, 2011 (unaudited)	(4,691)	(906)	(22,222)	—	(27,819)
Amortization for the year	(580)	(31)	(88,894)	—	(89,505)
Transfers	—	—	—	—	—
Balance at December 31, 2011	(5,271)	(937)	(111,116)	—	(117,324)

Net book value

Balance at December 31, 2011	1,068	164	688,946	—	690,178

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

5. Inventories

	December 31,
	2012	2011

Instant Lottery Tickets (at cost)	15,286	13,567
Inventory Write-Down	(824)	(1,829)

	14,462	11,738

Inventories are comprised of instant lottery tickets held by the depositary and equity holder Arianna 2001 S.p.A.. The reduction in the inventory write down mainly due to the removal from the inventory of most tickets written down in 2011. During the period there were inventory write downs for Euro 221.

6. Trade and other receivables

	December 31,
	2012	2011

Trade receivables	33,721	30,607
Receivables from retailers	247,698	135,529
Related party receivables	21,834	12,951

	303,253	179,087

Trade receivables refer to the commission fees from AAMS and, as set forth in the concession agreement, are non-interest bearing and are generally due from 30 to 90 days.

Receivables from retailers refer to the amounts due to LN from the retailers where lottery tickets are sold. The collection of these monthly remittances generally occurs between ten and twenty days after each month-end.

The related party receivables relate to services rendered for the collection of lottery tickets and are generally due in 90days. Refer also to note 18.

7. Income tax receivables

	December 31,
	2012	2011

Income tax receivables	4,211	—

	4,211	—

Income tax receivables mainly refers to IRES and IRAP Company's tax pre-payments occurred throughout 2012 net of Income tax payables accrued as of December, 31, 2012.

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

8. Cash and cash equivalents

	December 31,
	2012	2011

Cash and cash equivalents	16	15

	16	15

Cash and cash equivalents are measured at cost, which approximates fair value, and earn interest at market rates. The Company participates in a cash pooling agreement with an equity holder, Lottomatica Group S.p.A., pursuant to which its funds are swept daily into various cash pools managed by Lottomatica Group S.p.A. Amounts swept into the cash pools of Lottomatica Group S.p.A. are classified as “current financial assets from parent company”. For comments on related party balances and transactions, see further disclosure in Notes 17 and 18.

9. Equity

On April 24, 2012, at the annual meeting, general equity holders' declared, and the Company subsequently paid, Euro 66,682 in dividends.

The equity holders and issued capital attributed to them are as follows at December 31, 2012:

Equity holder	Percent of issued capital	Issued capital
SW Holding S.p.A.	43.75%	13,563
Lottomatica Group S.p.A.	20.25%	6,277
Scientific Games Investement Sarl	19%	5,890
Arianna 2001 S.p.A.	15%	4,650
Scientific Games International Inc.	1%	310
Servizi Base 2001 S.p.A.	1%	310
Total	100%	31,000

10. Accounts payable

	December 31,
	2012	2011

Account payables	3,469	9,717
Other liabilities to AAMS	203,681	128,241
Related party payables	55,630	49,162

	262,780	187,120

Accounts payable are non-interest bearing and are normally settled on 60 to 90 day terms.

Other liabilities to AAMS refer to the remittance due to AAMS based on the total monthly wagers.
For comments on related parties payables, see the related parties relationships and transactions disclosure in Note 18.

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

11. Other current liabilities

	December 31,
	2012	2011

Taxes other than income taxes	577	119
Other liabilities	6,453	6,696

	7,030	6,815

Other liabilities are mainly comprised of a Euro 6,120 penalty due to AAMS for failure to fully comply with a concession agreement's obligation of activating a certain required number of Point of sales on a regional basis.

12. Service revenue

	December 31,
	2012	2011	2010 (unaudited)

Instant lotteries	379,384	394,247	91,266
Traditional lotteries	1,464	1,687	1,335
Other service revenues	20	—	—
	380,868	395,934	92,601

The Company operates in a highly regulated environment and sales to counterparties (PoS) generally not impacted in a significant manner by the current adverse market conditions.

2012 and 2011 revenues correspond to twelve months of operations compared to three months in 2010.

13. Service costs

	December 31,
	2012	2011	2010 (unaudited)

Service costs from Lottomatica Group S.p.A.	82,871	83,025	18,885
Point of sales assistance	29,449	27,462	7,512
Consulting fees	2,561	3,192	447
Maintanance fees	1,247	1,296	307
Advertising costs	3,803	2,036	572
Other costs	1,660	1,639	34
	121,591	118,650	27,757

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

2012 and 2011 service costs correspond to twelve months of operations compared to three months in 2010.

For comments related to costs from the equity holder Lottomatica Group S.p.A. and other related parties with which the Company conducts business, see the related parties relationships and transactions disclosure in Note 17.

14. Financial income and expenses

	December 31,
	2012	2011	2010 (unaudited)

Interest Income	285	824	570
Foreign currency forward contracts	—	1,044	—
Exchange gains	554	1,012	237
Financial income	839	2,880	807

Interest expenses	506	1,203	146
Foreign currency forward contracts	389	—	—
Factoring of trade receivables	6,051	9,412	2,076
Exchange losses	12	539	631
Financial expense	6,958	11,154	2,853

15. Income tax

Significant components of income tax expense are as follows:

	December 31,
	2012	2011	2010 (unaudited)

Current	27,747	31,618	7,047
National (IRES)	5,708	6,309	1,226
Regional (IRAP)	(260)	—	—
Current income tax recovered	33,195	37,927	8,273
Total Current

Deferred
Deferred income tax (benefit)/expense	438	(3,211)	(299)
Other adjustments	—	(159)	—
Total Deferred	438	(3,370)	(299)
Total income tax expense	33,633	34,557	7,974

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

The tax effects of temporary differences and carry forwards that give rise to deferred income tax assets and liabilities consist of the following:

	December 31,
	2012	2011

Deferred tax assets
Bad debt reserve provision	2,628	2,699
Equipment depreciation	130	115
Inventory depreciation	269	597
Cash flow hedge	283	—
Other	50	105
	3,360	3,516

Deferred tax liabilities
Cash flow hedge	—	572

Net deferred income tax assets	—	572
	3,360	2,944

Net deferred income tax assets at December 31, 2012	3,360
Net deferred income tax assets at December 31, 2011	2,944
	416
Income tax effect on cash flow hedges' net movement	—
Other accruals	22
Deferred income tax expense charged to profit or loss	438

The Cash flow hedge temporary differences total effect related to other comprehensive income is Euro 855.
The effective income tax rate on profit before income tax differed from the Italian statutory tax rate for the following reasons:

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

	December 31,
	2012	2011	2010 (unaudited)

Net income before tax	102,324	101,239	23,910

Italian Statutory tax rate (IRES)	27.50%	27.50%	27.50%

Theorical provision for income taxes based on Italian statutory tax rate	28,139	27,841	6,575

Reconciliation of the theorical and effective provision for income taxes:

Permanent differences

Italian local tax (IRAP)	5,239	5,183	1,078

Non-deductible expense	51	921	203

Other	204	612	117

Total tax provision	33,633	34,557	7,973

Effective tax rate	33%	34%	33%

The recognition of deferred tax assets is based on management's expectations that sufficient taxable income will be generated in the future years to realize them.

16. Geographic information

The Company operates geographically only in Italy.

17. Related parties disclosures

Related parties relationships and transactions are reported in the table below:

	December 31,
Statements of Financial Position	2012	2011	2010 (unaudited)

Trade and other receivables
Lottomatica Group S.p.A.	21,793	12,950	5,096
Lottomatica Scommesse S.r.l.	40	—	—
Consorzio Lotterie Nazionali	1	1	2
	21,834	12,951	5,098

Current financial assets from the parent company
Lottomatica Group S.p.A.	55,081	126,871	288,328
	55,081	126,871	288,328

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

Accounts Payable
Lottomatica Group S.p.A.	32,818	37,962	112,374
Scientific Games Int.	10,161	4,823	27,164
Arianna 2001	10,170	4,642	11,411
Gtech Corp.	2,153	1,722	5,288
Servizi in Rete	328	2	2
Lottomatica Videolot Rete Spa	—	—	51
PCC Giochi e Servizi	—	11	4
	55,630	49,162	156,294

Current financial payables to parent company
Lottomatica Group S.p.A.	83	166	45
	83	166	45

	December 31,
Statements of comprehensive income	2012	2011	2010 (unaudited)

Cost of tickets
Scientific Games Int.	46,797	49,046	10,624
Gtech Corp	10,086	8,992	4,505
	56,883	58,038	15,129

Service costs
Lottomatica Group S.p.A.	82,871	83,025	18,886
Arianna 2001	29,114	26,928	6,660
Scientific Games Int.	1,261	782	239
PCC Giochi e Servizi	22	16	—
Servizi in Rete	329	146	2
	113,597	110,897	25,787

Financial income
Lottomatica Group S.p.A.	227	815	116
	227	815	116

Financial expenses
Lottomatica Group S.p.A.	194	360	45
	194	360	45

Current financial assets from parent company refer to the intercompany cash pooling transactions swept daily into the cash pools managed by Lottomatica.

Accounts payable and service costs to the parent company refer to the services rendered to LN in accordance with intercompany agreements. In particular, they refer primarily to marketing and advertising, data processing, back office and cash pooling activities performed by the parent company and charged to the Company.

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

Accounts payable and service costs to the equity holder, Arianna 2001, refer to secure depository and distribution expenses.

Accounts payable and costs to Scientific Games Int. refer primarily to the tickets purchased during the year.

Financial income and expenses from/to the parent company refer primarily to interest received from/charged by the equity holder Lottomatica Group S.p.A. relating to the Company's short-term borrowing transactions with the parent company.

All the transactions with related parties, including the intragroup transactions, were executed at terms and conditions that are consistent with market rates and they refer to mutual administrative, financial and organizational services rendered. No atypical and/or unusual transactions have been recorded by the Company.

At December 31, 2012, there were no guarantees made to or received from related parties.

18. Financial instruments and financial risk management objective and policies
Fair values
Set out below is a comparison, by category, of the carrying amounts and fair values of our financial instruments.

	December 31, 2012		December 31, 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Trade and other receivables	303,253	303,253	179,087	179,087
Current financial assets from parent company	55,081	55,081	126,871	126,871
Foreign currency contracts	—	—	2,437	2,437
Other current assets	—	—	78	78
Cash and cash equivalents	16	16	15	15
	358,350	358,350	308,488	308,488

Financial liabilities at amortised costs
Accounts payable	262,780	262,780	187,120	187,120
Foreign currency contracts	1,317	1,317	—	—
Current financial liabilities to parent company	83	83	166	166
Other current liabilities	7,030	7,030	6,815	6,815
	271,210	271,210	194,101	194,101

The fair value of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.
The following methods and assumptions were used to estimate the fair values:

•
Trade and other receivables, current financial assets from parent, other current assets, cash and cash equivalents, accounts payable, current financial liabilities to parent and other current liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments.

•
The Company executed foreign currency forward contracts with various counterparties, principally financial institutions with investment grade credit ratings. The fair value of these contracts was calculated principally

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

by reference to forward exchange rates for contracts with similar maturity profiles. The valuation techniques incorporated various inputs including the credit quality of the counterparty in a net liability position.

Fair value hierarchy

The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities
Level 2: other techniques for which all inputs that have a significant effect on the recorded fair value are observable, either directly or indirectly
Level 3: techniques which use inputs that have a significant effect on the recorded fair value that are not based on observable market data.

At December 31, 2011, all of the Company's financial instruments were valued utilizing Level 2 fair value measurements. During the reporting period ended December 31, 2011, there were no transfers between Level 1 and Level 2 fair value measurements, and no transfers into and out of Level 3 fair value measurements.

Interest income and expense

The following is a breakdown of the Company's interest income and interest expense by category for the year ended December 31:

	December 31, 2012			December 31, 2011
	2012	2011	2010 (unaudited)	2012	2011	2010 (unaudited)
Financial assets
Current financial assets from parent company	277	815	116	—	—	—
Other current assets	8	9	454	—	—	—
Foreign currency contracts	—	1,044	—	—	—	—
	285	1,868	570	—	—	—

Financial liabilities at amortised costs
Current financial assets from parent company	—	—	—	194	360	45
Foreign currency contracts	—	—	—	389	—	—
Other current liabilities	—	—	—	285	797	90
	—	—	—	868	1,157	135

Financial liabilities
Bank overdrafts	—	—	—	27	46	11
Factoring of trade receivables contract	—	—	—	6,051	9,412	2,076
	—	—	—	6,078	9,458	2,087

Credit risk

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

The Company's credit risk is derived from cash and cash equivalents, trade and other receivables and other current assets balances. We maintain cash deposits and trade with only recognized, creditworthy third parties. We evaluate the collectability of trade accounts and sales receivables on a customer by customer basis. Trade and other receivables are reported net of allowances for doubtful accounts. Allowance for doubtful accounts is generally recorded when objective evidence exists that we will not been able to collect the receivable.

With respect to credit risk arising from financial assets of the Company, the Company's exposure arises only from default of the counterparty, with a maximum exposure equal to the carrying amount of these balances. We manage our exposure to counterparty credit risk by dealing with major, financially sound counterparties with high-grade credit ratings and by limiting exposure to any one counterparty.

The following is an analysis of the Company's past due trade receivables (amounts indicated net of allowance).

Year ended December 31, 2012
	Total	Current	1-30 days	31-60 days	61-90 days	over 90 days
Trade receivables	33,721	33,721	—	—	—	—
		100%	—%	—%	—%	—%

Year ended December 31, 2011
	Total	Current	1-30 days	31-60 days	61-90 days	over 90 days
Trade receivables	30,607	30,607	—	—	—	—
		100%	—	—	—	—

The following is an analysis of the Company's past due receivables from retailers and the related bad debt reserve:

Year ended December 31, 2012
	Total	Current	1-30 days	31-60 days	61-90 days	over 90 days
Receivables from retailers	247,698	242,032	993	1,231	749	2,693
		97.7%	0.4%	0.5%	0.3%	1.1%

Year ended December 31, 2011
	Total	Current	1-30 days	31-60 days	61-90 days	over 90 days
Receivables from retailers	135,529	126,134	382	1,064	1,299	6,650
		93.1%	0.3%	0.8%	1.0%	4.9%

Bad debt reserve	December 31,
	2012	2011

Balance at the beginning of the period	13,947	6,843
Provisions	2,947	9,251
Utilization	(3,209)	(2,147)
Balance at the end of the period	13,685	13,947

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

Liquidity risk
The Company's objective in managing liquidity risk is to maintain a balance between continuity of funding and flexibility through the use of cash generated by operating activities. The Company participates in a cash pooling agreement with the parent company, Lottomatica Group S.p.A., pursuant to which the Company's fund are swept daily into various cash pools managed by Lottomatica Group S.p.A.. We believe our ability to generate excess cash from operations to reinvest in our business is one of our fundamental financial strengths, and combined with our business cash generating capacity, we expect to meet our financial obligations and operating needs in the foreseeable future. We expect to use cash generated primarily from operating activities to meet contractual obligations and to pay dividends.

The Company does not have any remaining financial liabilities, including derivatives, with maturity dates that exceed 12 months. As such, the contractual maturity dates of the Company's remaining financial liabilities are all within one year.

The Company, since entering into the cash pooling agreement discussed above, did not enter into any lines of credit or other borrowing arrangements with banks.

Market risk
Foreign currency exchange rate risk
As a result of transactions relating to tickets purchased from the US equity holder Scientific Games Int. and from the related party GTech Printing Corp., our financial statements can be affected by movements in the USD/EUR exchange rates. The primary risk inherent in our financial instruments is the market risk arising from adverse changes in foreign currency exchange rates. In order to mitigate such risk the Company decided to apply an hedging strategy, by subscribing foreign currency forward contracts. Such contracts have been designated as qualifying for hedge accounting treatment (i.e., changes in fair value are reflected in other comprehensive income/loss in the statement of comprehensive income each period).

The sensitivity analysis to a reasonably possible change in the USD exchange rate, in a range between +10% and -10% compared to the exchange rate as of December 31, 2012, 2011 and 2010, and the related potential effect on the net income and net equity of the Company is as follows:

	Increase/decrease in US Dollar rate	Effect on net income before tax	Effect on equity

2012	+10%	125	84
	-10%	(220)	(148)

2011	+10%	320	216
	-10%	(391)	(263)

2010	+10%	2,724	1,852
	-10%	(3,324)	(2,260)

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

	December 31, 2012
	2012	2011	2010 (unaudited)
Cash flow hedges:
Gains/(losses) arising during the year	(1,028)	3,019	—
Reclassification adjustments for gain (losses) included in the income statement	(2,079)	(940)	—
	(3,107)	2,079	—

The cumulative amount of cash flow hedge reserve losses amounts to 3.1 million at December 31, 2012 (2.1 million at December 31, 2011). The hedged cash flows are expected to occur monthly between January 2013 and October 2014 and will impact profit or loss at such time.

Interest rate risk
The Company does not have financing arrangements with banks since its short-term borrowing requirements are provided by Lottomatica Group S.p.A. through the cash pooling agreement previously discussed. The interest rate for the cash pooling agreement is set on a quarterly basis. The interest rate on the cash account for the remittances to AAMS is set at market rates. Consequently, changes in market interest rates would not have a significant effect on the Company's net income and net equity.